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                                                                   EXHIBIT 3.225

                             TSI HOLDINGS (IP), LLC

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

         LIMITED LIABILITY COMPANY OPERATING AGREEMENT of TSI HOLDINGS (IP), LLC, a Delaware limited liability company (the "Company"), dated December 23, 2002, among the persons listed on Schedule A attached hereto (as amended from time to time), as members of the Company (the "Members").

         WHEREAS, the original Member wishes to convert TSI Holdings (IP), Inc., a Delaware corporation which it wholly owns (the "Corporation"), to a Delaware limited liability company under the Delaware Limited Liability Company Act (the "Act"); and

         WHEREAS, the original Member and such other persons who shall hereafter become Members wish to set forth their agreement as to the management of the business and affairs of such limited liability company;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained in this Agreement, the parties hereby agree as follows:

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                                    ARTICLE I

                      FORMATION AND ORGANIZATIONAL MATTERS

         1.1 Formation. The Company was organized as a Delaware limited liability company under and pursuant to the Act on December 23,2002, the date of the filing with the Delaware Secretary of State of the later of the Certificate of Conversion to Limited Liability Company of the Corporation and the Certificate of Formation of the Company. The Members (or, in the case of the Corporation, the Board of Directors) hereby reaffirm the authority of the officers of the Corporation to sign and file such Certificate of Formation and such Certificate of Conversion to Limited Liability Company on their behalf. The rights and obligations of the Members shall be as set forth in the Act, the Certificate of Formation and this Agreement.

         1.2 Name. The name of the Company is "TSI Holdings (IP), LLC" and all business of the Company shall be conducted in that name, or in such other name as the Members may hereafter from time to time select in accordance with this Agreement and the Act.

         1.3 Term. The term of the Company shall continue until the Company is dissolved in accordance with this Agreement or the Act.

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         1.4 Purpose. The principal purpose of the Company is to act as a holding company for all patents, trademarks, service marks, trade names, copyrights and other intellectual property used or useful in the business of, developed or acquired by the Company's ultimate corporate parent, Town Sports International, Inc., a New York corporation, and other corporations and entities owned or controlled by the Company's ultimate parent for the purposes of, among other things, (i) isolating each such item of intellectual property in order to determine appropriate market-based fees to charge affiliated parties and third parties for the licensing or use thereof, (ii) limiting the exposure of the group to liability from the use of such intellectual property and (iii) achieving overall efficiency in the management of intellectual property owned by the Company and its affiliates. Notwithstanding the foregoing, the Company may carryon any lawful business, purpose or activity permitted under the laws of the State of Delaware, with the exception of the business of granting policies of insurance, or assuming insurance risks or banking as defined in Section 126 of Title 8 of the Delaware Code. The Company shall possess and may exercise all powers necessary or convenient to the conduct and promotion of its businesses or activities.

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         1.5 Principal Office. The principal office of the Company shall be located at such place as shall be determined from time to time by the Members. The name and address of the registered agent upon whom process against the Company may be served is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, United States of America. The Members may, in their discretion, change the registered agent from time to time, in conformity with the provisions of the Act.

         1.6 Members. The name, address, Initial Capital Contribution (as defined in Section 3.1) and Percentage Interest (as defined in Section 1.7) of each of the Members are listed on Schedule A hereto. It is understood that Schedule A shall be revised as necessary and as contemplated herein to reflect changes in the membership of the Company that may occur from time to time in accordance with the provisions of this Agreement. Each member that is a corporation shall appoint an individual who shall represent such corporate Member in all matters dealing with the Company. A corporate Member may change its representative from time to time by written notice to the Company and the other Members.

         1.7 Percentage Interests. Each Member shall have a percentage interest (such percentage interest, as the same shall

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be adjusted from time to time as provided in this Agreement, herein referred to as "Percentage Interest") in the Company as set forth opposite such Member's name in Schedule A hereto (as such Schedule shall be revised from time to time in accordance with this Agreement).

                                   ARTICLE II

                                   MANAGEMENT

         2.1 Management. Subject to the provisions of this Agreement, the power to make any and all decisions regarding any actions or undertakings of or by the Company, including, but not limited to, the making of any expenditures or commitments, or the taking of any actions, involving the Company or its business, shall be vested in the Members of the Company. Notwithstanding the provisions of Section 18-407 of the Act, no one Member, unless the sole Member of the Company, shall have the authority to delegate any rights and powers to manage and control the business and affairs of the Company to any other person.

         2.2 Officers. The Members may appoint one or more persons to act as officers of the Company, who shall have such responsibilities and duties with respect to the business of the Company as the Members may determine pursuant to
Section 2.6.

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Such officers may but need not be officers or employees of one or more of the
Members.

         2.3 Execution of Documents. All instruments executed and delivered on behalf of the Company, including, but not limited to, any note or other evidence of indebtedness, contract, lease agreement, security agreement, financing statement, management agreement or other instrument purporting to conveyor encumber, in whole or in part, any or all of the assets of the Company or any rights with respect thereto, at any time held in its name, or any receipt or compromise or settlement agreement with respect to the accounts receivable and claims of the Company, shall be signed by (i) all of the Members of the Company,
(ii) the Chief Executive Officer or the President of the Company, or (iii) a person, including an officer of the Company, expressly so authorized by the Members; without such signatures or signature, no such instrument shall be valid, binding or enforceable against the Company.

         2.4 Meetings. The Members may meet in such manner, at such times and places, and upon such notice, as the Members deem fit. Members may participate in and vote at any meeting by means of conference telephone or similar communications equipment whereby all participants can hear each other, and such

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participation shall constitute presence in person at such meeting.

         2.5 Proxies. At any meeting of Members, a Member may be represented and vote by proxy executed in writing by the Member or by its duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting.

         2.6 Voting. Except as otherwise expressly provided in this Agreement, the Members shall have the exclusive authority to manage the operations and affairs of the Company and shall have all authority, rights and powers conferred by law and those required or appropriate for the management of the Company's business. Except as otherwise expressly provided in this Agreement, any action or decision approved by Members holding at least a majority of the Percentage Interests in the Company shall be the action or decision of the Company.

         2.7 Written Consent of Members. Any act required or permitted to be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Members holding at least a majority of the Percentage Interests in the Company. Any such consent may be signed in counterparts.

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         2.8 Seal. The seal of the Company shall be circular in form and shall contain the name of the Company, the year of its formation and the words "LIMITED LIABILITY COMPANY SEAL, DELAWARE." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

                                   ARTICLE III

                    CAPITAL CONTRIBUTION AND CAPITAL ACCOUNTS

         3.1 Initial Capital Contributions. Each Member shall make the initial capital contribution described for that Member on Schedule A (the "Initial Capital Contribution") at the time such Member becomes a Member hereunder and in cash or (in the case of new Members admitted pursuant to Section 7.4) on such other terms as shall be specified by the existing Members. No Member shall have the right to withdraw or be repaid any capital contribution except as provided in this Agreement.

         3.2 Additional Capital Contributions; Non-Cash Contributions. Subject to Sections 8.3 and 8.4, no Member shall be required to make additional capital contributions to the Company. With the consent of all of the Members, a Member may contribute additional capital to the Company, and if any such contribution consists of property, the same shall be recorded on the books of the Company at the fair market value thereof. The Company may obtain such capital contributions from third parties

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seeking to be admitted as additional Members in accordance with Section 7.4 after the Members have agreed to the valuation of such contribution pursuant to
Section 2.6 and approved such additional Member in accordance with Section 7.4.

         3.3 Capital Accounts. A capital account ("Capital Account") shall be established for each Member. All Capital Accounts shall be determined and maintained throughout the full term of this Agreement in accordance with the capital accounting rules of applicable Treasury Regulations issued under Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Capital Account of each Member shall be equal to the sum of the capital contributions made by that Member (i) increased by the amount of all net income and gain allocated to that Member pursuant to Section 5.1, and (ii) decreased by the amount of all losses and deductions allocated to that Member pursuant to Section 5.2 and amounts paid or distributed to that Member pursuant to Section 6.2 or Article 8. No interest shall be paid or credited on any Member's Capital Account.

         3.4 No Obligation to Restore Deficit Balance. Except as required by law or by Section 8.3 or 8.4, no Member shall be required to restore any deficit balance in its Capital Account.

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                                   ARTICLE IV

                      CERTAIN BUSINESS MATTERS AND POLICIES

         4.1 Duties of Officers; Compensation. The Members contemplate that the officers of the Company shall handle the day-to-day affairs of the Company. As compensation for the services to be performed by the officers of the Company, the Company shall pay the officers such compensation as shall be determined by the Members.

         4.2 Expenses. The Company shall reimburse the officers for any out-of-pocket expenses reasonably incurred by the officers in the performance of their duties to the Company upon receipt of appropriate vouchers therefor and in accordance with the Company's current practices or as such practices may be changed from time to time by the Members.

                                    ARTICLE V

              ALLOCATION OF NET INCOME AND LOSS; OTHER TAX MATTERS

         5.1 Allocation of Net Income. Net income for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

         5.2 Allocation of Losses. Net losses for each taxable year of the Company shall be allocated to the Members in proportion to their respective positive Capital Account balances

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as of the end of such taxable year until such Capital Accounts have returned to zero, and thereafter equally among the Members.

         5.3 Fiscal Year. All books and records of the Company shall be kept on the basis of an annual accounting period ending December 31 of each year, except for the final accounting period, which shall end on the dissolution or termination of the Company. The Company's fiscal and taxable year shall correspond to the annual accounting period described in the preceding sentence, whether the same shall consist of twelve months or less.

         5.4 Tax Allocations and Elections. Except as otherwise provided in this Agreement, all items of income, gain, loss, deduction and any other allocations not otherwise provided for shall be allocated among the Members for tax purposes in the same proportions as they are allocated net income or loss or items thereof pursuant to Sections 5.1 and 5.2 for the taxable year or period in question. All elections required or permitted to be made by the Company under the Code shall be made by the Members. It is the intention of the Company to be treated as a partnership for tax purposes and the Company shall not elect to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or corresponding provisions of state or local law.

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         5.5 Tax Matters Partner. The Member designated as such on Schedule A shall be the tax matters partner (the "Tax Matters Partner") of the Company pursuant to Section 6231(a) of the Code. Such Member shall not resign as the Tax Matters Partner unless, on the effective date of such resignation, the Company has designated another Member as Tax Matters Partner and such Member has given the consent in writing to its appointment as Tax Matters Partner.

                                   ARTICLE VI

                                  DISTRIBUTIONS

         6.1 Definition of Distributable Cash. The term "Distributable Cash" shall mean, at any time, the excess, if any, of cash on hand over the amount of cash reasonably necessary for the conduct of the Company's business, as determined by the Members.

         6.2 Distribution of Distributable Cash. In the discretion of the Members, Distributable Cash may be distributed to the Members in proportion to the respective amounts of net income previously allocated to each pursuant to the provisions of Section 5.1 but not yet distributed to such Member, starting with the earliest year for which there is undistributed net income.

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         6.3 Distribution of Cash to Pay Tax Liabilities. The Members shall cause the Company to distribute each year to the Members, after taking into account any distribution made pursuant to Section 6.2, an amount of cash on hand, whether or not such cash constitutes Distributable Cash, such that the total amount of cash distributed to the Member that year is at least equal to the amount of United States federal taxes that the Members will have to pay that year in respect of the net income of the Company allocated to the Members for the immediately preceding year.

                                   ARTICLE VII

                       TRANSFER OF INTERESTS; NEW MEMBERS

         7.1 Restrictions on Transfers. Except as otherwise provided in this Agreement, no Member shall sell, assign, pledge, encumber or otherwise transfer its interest or any portion thereof or interest therein, or withdraw from the Company. Any such transfer or attempt to withdraw other than as permitted under this Agreement shall be void ab initio. Upon such transfer by a Member of all of its interest in a manner permitted or required pursuant to the provisions of this Agreement, (i) such Member shall be deemed to have withdrawn as a Member and shall have no further rights as a Member hereunder, and (ii) Schedule A shall be amended to appropriately reflect

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the changes to the membership, Percentage Interests, and Capital Contributions caused by such transfer.

         7.2 Approval for Transfer. If any Member wishes to transfer its interest or any portion thereof (a "Transferring Member") to a Non-Member, it shall first obtain the written approval from all the Members (other than the transferring Member), which approval may be withheld for any reason or no reason, in the sole discretion of such Member or Members. The Members agree that the restrictions on transferring and withdrawal contained herein are fair and reasonable. If such written approval is not obtained, then any such transfer shall be void ab initio. In the event that such written approval shall be obtained from the remaining Member or Members, however, Schedule A shall be amended to appropriately reflect the changes to the membership, Percentage Interests, and Capital Contributions caused by such transfer.

         7.3 Transfer Among Members. Any Member may transfer all or any portion of such Member's interest to another Member(s), and no Member shall have any preference, first refusal or other right to acquire such interest. Upon any transfer pursuant to this Section, the Percentage Interests and any equity of the transferor Member and the transferee Member(s) shall be adjusted, and Schedule A shall be amended accordingly.

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The transferee Member(s) shall assume and be obligated to discharge all of the obligations of the transferor Member attributable to the transferred interest.

         7.4 Admission of New Members. One or more additional members of the Company may be admitted to the Company with the consent of all of the Members. No new Member may be admitted unless such Member shall have executed an instrument containing (i) an amended Schedule A to this Agreement reflecting such new Member, such new Member's Initial Capital Contribution to the Company, such new Member's Percentage Interest, and the Percentage Interests of the other Members (adjusted to take into account such new Member's Percentage Interest) and (ii) such new Member's agreement to be bound by the terms and conditions hereof.

                                  ARTICLE VIII

                             DISSOLUTION; WITHDRAWAL

         8.1 Events of Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

         (a) the death, bankruptcy, incapacity or dissolution of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Act (but excluding a termination of

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     membership resulting from a permitted transfer of a Member's entire interest pursuant to this Agreement), unless the business of the Company is continued by the vote or written consent of the remaining Members holding at least a majority of the Percentage Interests within ninety (90) days following the occurrence of any such event;

         (b)      the Members unanimously elect to dissolve the Company; or

         (c) except as otherwise herein provided, the occurrence of any other event causing the dissolution of the Company under the Act.

         8.2 Procedure of Dissolution. (a) Upon dissolution of the Company, the Members or such other person or persons as are designated by them shall proceed to wind up the business and affairs of the Company in accordance with the terms of this Agreement and the requirements of the Act. Upon the winding up of the Company, its assets shall be distributed as follows:

         (i) first, to creditors of the Company, including Members who are creditors, until all of the Company's debts and liabilities are paid and discharged (or provision is made for payment thereof); and

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         (ii)     thereafter, to the Members, in proportion to their positive
     Capital Account balances as of the date of such distribution, after giving effect to all contributions, distributions, and allocations for all periods.

         (b) Such distributions shall be made by such times as may be required under applicable provisions of the Code and the regulations issued thereunder. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up.

         8.3 Deficit Capital Account. Upon the dissolution of the Company, any Member having a deficit balance in its Capital Account shall contribute to the Company the amount of cash or other assets (at their fair market value) necessary to bring the balance of such Member's Capital Account to zero after taking into account all allocations required by the regulations under Section 704(b) of the Code and all distributions of cash and other assets.

         8.4. Withdrawal. If the Members permit a Member to withdraw from the Company and the remaining Members elect pursuant to Section 8.1 of this Agreement that the Company not

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be dissolved, the withdrawing Member shall be entitled to receive from the
Company, in full satisfaction of the withdrawing Member's interest in the Company, an amount equal to such Member's Capital Account on the date of withdrawal. If such Member has a deficit balance in its Capital Account on the date of withdrawal, such Member shall contribute to the Company an amount to bring such balance to zero. The Company shall make such payment, or such Member shall make such contribution, before the later of (l) the end of the tax year of the Company in which such withdrawal occurs and (ii) the date ninety (90) days after the date of such withdrawal.

                                   ARTICLE IX

                       LIMITATION OF LIABILITY; INDEMNITY

         9.1 Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

         9.2 Exculpation of Members; Officers. A Member and any officer of the Company appointed by the Members shall not be liable for any breach of duty in such capacity, unless a judgment or other final adjudication adverse to such Member establishes that such Member's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such Member personally gained in fact a financial

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profit or other advantage to which such Member was not legally entitled.

         9.3 Indemnification. The Company shall indemnify and hold harmless each Member and its, respective directors, shareholders, officers, employees and agents, and the officers, employees and agents of the Company (each an "Indemnitee"), against all costs, liabilities, claims, demands, damages and expenses, including reasonable attorneys' fees (collectively "Indemnifiable Losses") paid or incurred by any such Indemnitee in connection with the conduct of the business of the Company; provided, that, such indemnification shall not apply, in the case of any Indemnitee, for any Indemnifiable Losses incurred by reason of conduct by such Indemnitee that constitutes willful misfeasance, fraud, gross negligence or reckless disregard of duty.

                                    ARTICLE X

                                     GENERAL

         10.1 Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members.

         10.2 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

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         10.3 Entire Agreement. This Agreement embodies the entire understanding between the Members concerning the Company and their relationship as Members and supersedes any prior negotiations, understandings, or agreements between them with respect to such subject matter.

         10.4 Notices. Any notice hereunder shall be in writing and will be considered effective upon actual receipt (if sent by personal delivery or recognized overnight courier or fax) or five (5) business days after being sent (if sent by certified or registered mail) if sent to the address for such Member specified in this Agreement, or such other address as such Member may have given written notice thereof to the Company and each other Member.

         10.5 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remaining provisions of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected.

         10.6 Parties Bound. This Agreement shall be binding upon the Members and their respective successors, assigns, heirs, devisees, legal representatives, executors and administrators.

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         10.7 Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to, and shall not, describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         10.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

                                                TSI INSURANCE, INC.

                                                By: /s/ Richard Pyle
                                                   -----------------------------
                                                Name:   Richard Pyle
                                                Title:  Executive Vice President

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